EXHIBIT B

                                       FORM OF
                         PLAN OF LIQUIDATION AND DISSOLUTION

          THIS PLAN OF LIQUIDATION AND DISSOLUTION (the "Plan") is adopted by Concord Fund, Inc., a Massachusetts corporation (the "Fund").

                                 W I T N E S S E T H:
                                 --------------------

          WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, this Plan is intended to be and is adopted as a plan of liquidation of the Fund, on the terms and conditions set forth below; and

          WHEREAS, the Board of Directors of the Fund, including a majority of the directors who are not interested persons (as defined by the 1940 Act), has determined that this Plan is in the best interests of the shareholders of the Fund ("Shareholders").

          NOW THEREFORE, the Board of Directors of the Fund hereby adopts the following:

          1. CONDITIONS PRECEDENT. This Plan is approved subject to the following conditions:

                    a. This Plan shall be approved by the affirmative vote of Shareholders holding two-thirds of the outstanding shares of the Fund's common stock at a special meeting of the Shareholders called for the purpose of approving the Plan.

                    b. A Proxy Statement describing the Plan and the proposed liquidation and dissolution shall be prepared and submitted to the Securities and Exchange Commission ("SEC") and when authorized by such regulator, shall be delivered to each Shareholder of record of the Fund for the purposes of soliciting proxies for the approval of the Plan.

                    c. All necessary approvals and authorizations from the SEC or any other regulatory authority having jurisdiction over the transactions contemplated by the Plan shall be obtained.

                    d. At or immediately prior to the Liquidation Date (as defined in paragraph 6), the Fund shall, if necessary, have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Shareholders of the fund all of the Fund's investment company taxable income for taxable years ending at or prior to the Liquidation Date (computed without regard to any deduction for dividends paid) and all of its net capital gain, if any, realized in taxable years ending at or prior to the Liquidation Date (after reduction for any capital loss carry-forward).

          2. TERMINATION OF BUSINESS OPERATIONS. On the date on which the Shareholders approve the Plan (the "Effective Date"), the Fund shall cease to conduct business except as is required to carry out the terms of the Plan and to accept redemption requests.
          3. NOTICE OF LIQUIDATION. As soon as practicable after the Effective Date, the Fund shall mail notice to all its creditors and employees that the Plan has been approved by the Board of Directors and the Shareholders and that it will be liquidating its assets. Such notice will comply with the requirements of any state laws mandating notice of liquidation such as that contemplated by the Plan.

          4. LIQUIDATION OF ASSETS. As soon as it is reasonable and practicable after the Effective Date, but in no event later than [date] (the "Liquidation Period"), all portfolio securities of the Fund not already converted to cash or cash equivalents shall be converted to cash or cash equivalents.

          5. LIABILITIES. During the Liquidation Period, the Fund shall pay, discharge, or otherwise provide for the payment or discharge of, any and all liabilities and obligations of the Fund. If the fund is unable to pay, discharge or otherwise provide for any liabilities of the Fund during the Liquidation Period, the Fund may, however, retain cash or cash equivalents in an amount which it estimates is necessary to discharge any unpaid liabilities of the Fund on the Fund's books as of the Liquidation Date (as defined in paragraph 6). Unpaid liabilities may include but not be limited to, income dividends and capital gains distributions, if any, payable for the period prior to the Liquidation Date.

          6. DISTRIBUTION TO SHAREHOLDERS. Upon termination of the Liquidation Period (the "Liquidation Date"), the Fund's assets will be distributed ratably among shareholders of record in one or more cash payments. The first distribution of the Fund's assets (the "First Distribution") is expected to consist of cash representing substantially all the assets of the Fund, less the amount reserved to pay creditors of the Fund. Subsequent distributions, if necessary, are anticipated to be made within 90 days after the First Distribution and will consist of any cash from any assets remaining after payment of creditors, the proceeds of any sale of assets of the Fund under the Plan not sold prior to the First Distribution and any other miscellaneous income to the Fund. Each Shareholder will be required to surrender his or her share certificate(s) to [the Fund's transfer agent] prior to receiving his or her pro rata liquidating distribution(s). In the event that a Shareholder cannot surrender a share certificate because it has been lost, apparently destroyed or wrongfully taken, the Shareholder must contact [the Fund's transfer agent at (xxx) xxx-xxxx] to make alternative arrangements. Upon evidence satisfactory to the Board of Directors of the Fund that a certificate of stock has been lost, apparently destroyed or wrongfully taken, and upon receiving indemnity satisfactory to the Board of Directors against loss to the Fund, the Board of Directors may authorize the issue of a new certificate in place thereof.

          7. AMENDMENT OR TERMINATION. This Plan and the transactions contemplated hereby may be terminated and abandoned by resolution of the Board of Directors of the Fund, at any time prior to the Liquidation Date, if circumstances should develop that, in the opinion of the Board, in its sole discretion, make proceeding with this Plan inadvisable for the Fund. The Board of Directors may modify or amend this Plan at any time without Shareholder approval if it determines that such action would be advisable and in the best interests of the Fund and the Shareholders. However, if the Board determines that any such amendment or modification will materially and adversely affect the interests of the Shareholders, such an amendment or modification will not be adopted unless approved by the Shareholders.

          8. FILINGS. As soon as practicable after the final distribution of the Fund's assets to shareholders, the Fund shall file Articles of Dissolution, Form N-8F under the 1940 Act and any other documents, as are necessary to effect the dissolution and/or de-registration of the Fund in accordance with the requirements of the Articles of Organization of the Fund, the Massachusetts Business Corporation Law, the Internal Revenue Code of 1986, as amended, any applicable securities laws, and any rules and regulations of the Securities and Exchange Commission or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Fund is so qualified, as well as the preparation and filing of any tax returns.

          9. POWERS OF BOARD AND OFFICERS. The Board of Directors and, subject to the direction of the Board of Directors, the officers of the Fund, shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary to or appropriate to implement the Plan or which may be required by the provisions of the 1940 Act or any other applicable laws. The death, resignation or other disability of any director or any officer of the Fund shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in the Plan.

          10. AMENDMENT OF PLAN. The Board shall have the authority to authorize such variations from or amendments of the provisions of the Plan (other than the terms of the Liquidation Distribution) as may be necessary or appropriate to effect the dissolution, complete liquidation, de-registration and termination of the existence of the Fund, and the distribution of assets to Shareholders in accordance with the purposes to be accomplished by the Plan.

          11.  EXPENSES.   The expenses of  carrying out the terms  of this
               Plan shall be borne by the Fund, whether or not the liquidation contemplated by the Plan is effected.

          12. FURTHER ASSURANCES. The Fund shall take such further action, prior to, at, and after the Liquidation Date, as may be necessary or desirable and proper to consummate the transactions contemplated by this Plan.

          13.  GOVERNING LAW.  This Plan shall be governed and construed in
               accordance   with   the   laws  of   the   Commonwealth   of
               Massachusetts.

          IN WITNESS WHEREOF, the Board of Directors of the Fund has caused this Plan to be executed by their duly authorized representatives as of this _____ day of __________, 1996.

                                        CONCORD FUND, INC.


                                        By:  _________________
                                             Gerald I. White
                                             President